As filed with the Securities and Exchange Commission on April 17, 2015

Registration No. 333-178431

Registration No. 333-157582

Registration No. 333-146342

Registration No. 333-138494

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-178431

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-157582

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-146342

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-138494

UNDER

THE SECURITIES ACT OF 1933

PARAMOUNT GOLD AND SILVER CORP.

(Exact name of registrant as specified in its charter)

Delaware	20-3690109
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

665 Anderson Street

Winnemucca, Nevada 89445

(Address of principal executive office including zip code)

(775) 625-3600

Registrant’s telephone number, including area code:

2011/2012 STOCK INCENTIVE AND EQUITY COMPENSATION PLAN

2008/09 STOCK INCENTIVE AND EQUITY COMPENSATION PLAN

2007/08 STOCK INCENTIVE AND EQUITY COMPENSATION PLAN

2006/07 STOCK INCENTIVE AND COMPENSATION PLAN

(Full title of the Plans)

Casey M. Nault

Senior Vice President, General Counsel and Secretary

Coeur Mining, Inc.

104 S. Michigan Avenue, Suite 900

Chicago, Illinois 60603

(Name and address of agent for service)

(312) 489-5800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filed, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Paramount Gold and Silver Corp. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-178431, registering 4,000,000 shares of Common Stock of the Company under the 2011/2012 Stock Incentive and Equity Compensation Plan;

•	Registration Statement No. 333-157582, registering 3,000,000 shares of Common Stock of the Company under the 2008/09 Stock Incentive and Equity Compensation Plan;

•	Registration Statement No. 333-146342, registering 4,000,000 shares of Common Stock of the Company under the 2007/08 Stock Incentive and Equity Compensation Plan; and

•	Registration Statement No. 333-138494, registering 2,000,000 shares of Common Stock of the Company under the 2006/07 Stock Incentive and Compensation Plan.

On April 17, 2015, pursuant to Agreement and Plan of Merger among Coeur Mining, Inc. (“Coeur”), the Company, Hollywood Merger Sub, Inc. and Paramount Nevada Gold Corp., a wholly owned subsidiary of the Company that was subsequently merged with and into its direct subsidiary, Paramount Gold Nevada Corp., Hollywood Merger Sub, Inc. merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Coeur (the “Merger”). At the effective time of the Merger, each outstanding share of the Company’s common stock (other than shares owned by the Company, Coeur or Merger Sub, which were cancelled) was converted into the right to receive 0.2016 shares of common stock of Coeur, with cash paid in lieu of fractional shares.

As a result of the Merger, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on April 17, 2015.

PARAMOUNT GOLD AND SILVER CORP.

By:	/s/ Mitchell J. Krebs
Name:	Mitchell J. Krebs
Title:	Chairman, President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

Principal Executive Officer

/s/ Mitchell J. Krebs Mitchell J. Krebs	Chairman, President and Director	April 17, 2015

Principal Financial Officer

/s/ Peter C. Mitchell Peter C. Mitchell	Vice President and Director	April 17, 2015

Principal Accounting Officer

/s/ Mark Spurbeck Mark Spurbeck	Vice President	April 17, 2015

/s/ Frank L. Hanagarne, Jr. Frank L. Hanagarne, Jr.	Vice President and Director	April 17, 2015